EMPLOYMENT AGREEMENT

This Agreement is made and entered into on _________ ___, 2014, by and among Bridge Capital Holdings (“BCH”), Bridge Bank, National Association (“Bank”) and Daniel P. Myers (“Executive”) for the purposes set forth hereinafter (“Agreement”).

RECITALS

WHEREAS, BCH is a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (“BGFRS”);

WHEREAS, BCH is the parent holding company for the Bank, which is a national banking association and wholly-owned subsidiary of BCH, subject to the supervision and regulation of its primary federal regulatory agency, the Office of the Comptroller of the Currency (“OCC”), and indirectly through the insurance of its deposits by the Federal Deposit Insurance Corporation (“FDIC”);

WHEREAS, Executive served as the President and Chief Executive Officer of BCH and the Bank pursuant to an employment agreement dated June 15, 2010, by and among BCH, the Bank and the Executive (the “Prior Agreement”) and also served as a director of BCH and the Bank; and

WHEREAS, it is the intention of the parties to enter into this Agreement for the purposes of assuring the continued services of the Executive as the President and Chief Executive Officer of BCH and the Bank.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, BCH, the Bank and the Executive agree as follows:

AGREEMENT

1.          Term of Employment; Termination of Prior Agreement and Waiver of Rights and Benefits and Release of Obligations Thereunder. Pursuant to this Agreement, the Bank and BCH employ the Executive and the Executive hereby accepts employment with the Bank and BCH, upon the terms and conditions hereinafter set forth. The term of Executive’s employment under this Agreement shall be a period of three (3) years from the date hereof, subject to the termination provisions of paragraph 16. Upon the occurrence of the third annual anniversary of the date of this Agreement, and on each anniversary date thereafter unless terminated earlier, the term of Executive’s employment under this Agreement shall be deemed automatically extended for an additional one (1) year period. Notwithstanding the foregoing, BCH, the Bank and the Executive acknowledge and agree that the Executive’s employment is “at will” and nothing contained in this Agreement is intended by the parties or shall be interpreted to amend, modify or otherwise change the “at will” nature of the employment relationship between BCH, the Bank and the Executive including, but not limited to, the right of any party to terminate the employment relationship at any time during (i) such three (3) year term of Executive’s employment under this Agreement and/or (ii) any additional one (1) year extended period of the term of Executive’s employment under this Agreement, in each case of (i) and (ii) above, in accordance with and subject to the termination provisions of paragraph 16 of this Agreement.

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In consideration of the Executive’s base salary and such other benefits provided pursuant to this Agreement, which the Executive, BCH and the Bank acknowledge and agree represents an increase in compensation benefits over the compensation benefits provided under the Prior Agreement and is adequate consideration for the termination of the Prior Agreement, BCH, the Bank and the Executive agree that the Prior Agreement is hereby terminated effective as of the date of this Agreement and that this Agreement is intended by the parties hereto to supersede in full and constitute a complete replacement for the Prior Agreement and any rights and benefits thereunder, but does not supersede or replace the rights and benefits under (i) the Indemnification Agreement specified in paragraph 5 of this Agreement, (ii) the Supplemental Executive Retirement Plan specified in paragraph 13(d) of this Agreement, or (iii) any stock option or equity award agreement between BCH and the Executive as specified in paragraph 12 of this Agreement. In furtherance thereof and notwithstanding any other provision of this Agreement or the Prior Agreement to the contrary, the Executive, for himself, and his heirs, beneficiaries, executors, administrators, trustees, and any other legal or personal representatives, agents, successors or permitted assignees or transferees, further expressly agrees to and does hereby waive and relinquish any and all claims, rights and benefits under the Prior Agreement and specifically releases the Bank and BCH, and their respective directors, officers, employees, agents, affiliates and successors, from any obligations, duties and liabilities under the Prior Agreement including the waiver of any claims and matters covered or contemplated by California Civil Code Section 1542 which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

2.           Duties and Obligations of Executive. The Executive shall serve as the President and Chief Executive Officer of BCH and the Bank pursuant to this Agreement and shall perform the customary duties of each such office in the commercial banking industry and such additional duties not inconsistent therewith, as may from time to time be reasonably requested of him by the Board of Directors of BCH. The Executive shall also serve as a director of BCH and the Bank, subject to satisfaction of applicable election requirements of federal and state laws, the rules and regulations of the BGFRS, the FDIC, the OCC, the Securities and Exchange Commission and/or any securities exchange upon which the securities of BCH are listed, and the corporate governance policies and procedures of BCH and the Bank for nomination and election of their respective directors.

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3.           Devotion to Bank's and BCH’s Business.

(a)          The Executive shall devote his full business time, ability, and attention to the business of the Bank and BCH during the term of Executive’s employment under this Agreement and shall not during the term of his employment engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of BCH. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of the Executive under this Agreement. Nothing in this Agreement shall be interpreted to prohibit the Executive from making passive personal investments. However, the Executive shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Bank and BCH, except passive shareholder investments in other financial institutions and their respective affiliates which do not exceed five percent (5%) of the outstanding voting securities in the aggregate in any single financial institution and its affiliates on a consolidated basis.

(b)          The Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. The Executive therefore expressly agrees that the Bank and BCH, in addition to any other rights or remedies that the Bank and BCH may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by the Executive.

4.           Noncompetition, Nonsolicitation and Nondisclosure by the Executive.

(a)          The Executive shall not, during the term of Executive’s employment under this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder (except as permitted in paragraph 3 (a) of this Agreement), officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business without the prior written consent of the Board of Directors of the Bank or BCH.

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(b)          Following termination of this Agreement and the Executive’s employment hereunder and for a period of twelve (12) months thereafter, the Executive shall not use any confidential, trade secret, or proprietary information of the Bank or BCH, or their affiliates and subsidiaries, including information described in paragraph 6 below, to solicit, encourage or assist, directly, indirectly or in any manner whatsoever, (i) any employees of the Bank, BCH or their affiliates and subsidiaries (including any former employees who voluntarily terminated such employment within a twelve (12) month period prior to the Executive’s termination of employment with the Bank or BCH) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices; or (ii) any customer, person or entity that has a business relationship with the Bank or during the twelve (12) month period prior to the Executive’s termination of employment with the Bank was engaged in a business relationship with the Bank, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices.

(c)          Following termination of this Agreement and the Executive’s employment hereunder and for a period of twelve (12) months thereafter, the Executive will not (i) disclose or use in any manner whatsoever, confidential, trade secret and proprietary information of the Bank, BCH, or their affiliates and subsidiaries, including information described in paragraph 6 below except as expressly permitted thereunder; and/or (ii) assist (by disclosing information described in paragraph 6 below except as expressly permitted thereunder) any person or entity, directly, indirectly or in any manner whatsoever, that engages in or seeks to engage in any competitive banking or financial services business.

5.           Indemnification. The Executive entered into an indemnification agreement with the Bank dated March 20, 2003, pursuant to which, to the extent permitted by law and applicable regulations of the BGFRS and OCC, the Bank, and as applicable BCH, shall indemnify the Executive if he was or is a party or is threatened to be made a party in any action brought by a third party against the Executive (whether or not the Bank or BCH is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if the Executive acted in good faith and in a manner the Executive reasonably believed to be in the best interests of the Bank and BCH (and with respect to a criminal proceeding if the Executive had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of the Executive arose out of and was within the course and scope of his employment as an officer or Executive of the Bank and BCH.

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6.           Disclosure of Information. The Executive shall not, either before or after termination of Executive’s employment under this Agreement, without the prior written consent of the Board of Directors of BCH or except as required by law to comply with legal process including, without limitation, by oral or written testimony, depositions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any financial information, trade or business secrets, customer lists, computer software or other information concerning the business or operations of the Bank or BCH and their respective affiliates and subsidiaries; provided, that such information shall not include information (i) in or which enters the public domain (other than by breach of the Executive’s obligations hereunder); (ii) acquired by the Executive other than in connection with his employment; or (iii) that is disclosed to the Executive by a third party not obligated to BCH or the Bank to keep such information confidential. The Executive further recognizes and acknowledges that any financial information concerning any customers of the Bank or BCH and their respective affiliates and subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Bank's and BCH’s business. The Executive shall not, either before or after termination of this Agreement, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event the Executive is required by law to disclose such information described in this paragraph 6, the Executive will provide the Bank and BCH, and their counsel with immediate notice of such request so that they may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose any of such information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then the Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, the Executive may disclose such information concerning the business or operations of the Bank or BCH and their respective affiliates and subsidiaries as may be required by the BGFRS, OCC or other regulatory agency having jurisdiction over the operations of the Bank or BCH in connection with an examination of the Bank or BCH or other proceeding conducted by such regulatory agency.

7.           Written, Printed or Electronic Material. All written, printed or electronic material, notebooks and records including, without limitation, computer disks used by the Executive in performing duties for the Bank or BCH, other than the Executive's personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Bank and BCH. Upon termination of employment, the Executive shall promptly return all such material (including all copies, extracts and summaries thereof) to the Bank or BCH.

8.           Surety Bond and Severance Benefit. The Executive agrees that he will furnish all information and take any other steps necessary from time to time to enable the Bank to obtain or maintain a fidelity bond conditional on the rendering of a true account by the Executive of all monies, goods, or other property which may come into the custody, charge, or possession of the Executive during the term of his employment. The surety company issuing the bond and the amount of the bond must be acceptable to the Bank. All premiums on the bond shall be paid by the Bank. The Bank, BCH or their respective successors, shall have no obligation to pay or provide severance benefits to the Executive in accordance with paragraph 16 (d) or 16 (e), as applicable, of this Agreement in the event that the Executive’s employment is terminated in connection with the Executive’s non-insurability for surety bond coverage as determined in the sole discretion of the Bank’s insurer at any time during the term of Executive’s employment under this Agreement.

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9.           Base Salary. The Executive shall receive a base salary at the rate of four hundred twenty-five thousand dollars ($425,000) for the first twelve (12) months of the Executive’s term of employment under this Agreement, payable in installments of approximately seventeen thousand seven hundred and eight dollars and thirty-three cents ($17,708.33) on the fifteenth and last day of each month. The Executive’s base salary during a subsequent year of the term of Executive’s employment under this Agreement shall be subject to annual adjustment increase or decrease as determined by BCH’s Board of Directors, in its sole discretion, resulting from the Board of Directors annual review of the consolidated results of operations of BCH, Executive's total compensation and such other performance criteria or factors as the Board of Directors deems appropriate. All payments of base salary shall be subject to applicable adjustments for withholding taxes, prorations for any partial employment period and such other applicable payroll procedures of the Bank.

10.         Salary Continuation During Disability. If the Executive for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that he is unable to perform the duties under this Agreement, the Executive shall be paid the base salary otherwise payable to Executive pursuant to paragraph 9 of this Agreement, reduced by the amounts received by the Executive from state disability insurance, or worker's compensation or other similar insurance benefits through policies provided by the Bank or BCH, for a period of six (6) months from the date of disability. For purposes of this paragraph 10, “disability” shall be defined as provided in the Bank's or BCH’s disability insurance program.

11.         Incentive Compensation. Subject to paragraph 17 of this Agreement, the Executive shall be entitled to receive an annual incentive compensation payment pursuant to the terms of the Management Incentive Compensation Plan in effect at the date of this Agreement and as amended at any future date (the “Incentive Plan”) or pursuant to any successor incentive plan or arrangement adopted by the Bank or BCH for its officers. Except as set forth in the Incentive Plan or in any successor incentive plan or arrangement, no incentive compensation payments shall be prorated for a partial year and the Executive shall not be entitled to receive incentive compensation payments for any year during the term of this Agreement in which the Executive was not employed by the Bank or BCH for the full fiscal year. Notwithstanding any provision of the Incentive Plan or any successor incentive plan or arrangement, no right of continued employment or any modification of the “at will” nature of the Executive’s employment with BCH and/or the Bank shall be conferred upon the Executive thereunder or result therefrom.

12.         Stock Options/Equity Awards. The Executive acknowledges having received the grant of stock options and/or equity awards pursuant to the BCH Amended and Restated 2001 Stock Option Plan and/or BCH 2006 Equity Incentive Plan (collectively, the “BCH Plans”). Any future stock option grant or equity award to the Executive pursuant to the BCH Plans shall be (i) determined by and in the sole discretion of the Board of Directors of BCH and (ii) evidenced by a stock option or equity award agreement in the form required by the BCH Plans. Notwithstanding any provision of the BCH Plans or any such stock option or equity award agreement to the contrary, no right of continued employment or any modification of the “at will” nature of the Executive’s employment with BCH and/or the Bank shall be conferred upon the Executive thereunder or result therefrom.

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13.         Other Benefits. The Executive shall be entitled to those benefits adopted by the Bank and BCH for all officers of the Bank and BCH, subject to applicable qualification requirements and regulatory approval requirements, if any. The Executive shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general officer benefits, the benefits otherwise provided to the Executive:

(a)          Vacation. The Executive shall be entitled to twenty-seven (27) business days of annual vacation leave at his then existing rate of base salary each year during the term of Executive’s employment under this Agreement. The Executive may be absent from his employment for vacation as long as such leave is reasonable and does not jeopardize his responsibilities and duties specified in this Agreement. The length of vacation should not exceed ten (10) business days without the approval of BCH’s Board of Directors. Vacation time will accrue in accordance with the Bank's personnel policies.

(b)          Automobile Allowance and Insurance. The Bank or BCH will pay to the Executive an automobile allowance in the amount of one thousand two hundred fifty dollars ($1,250) per month during the term of Executive’s employment under this Agreement. The Bank or BCH shall reimburse the Executive for gasoline or other fuel expenditures related to business use of the automobile acquired or used by the Executive upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank or BCH. The Executive shall acquire or otherwise make available for his business and personal use an automobile suitable to his position and maintain it in good condition and repair. The Executive shall (i) obtain and maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to the Bank and BCH and with such coverages in such amounts as may be acceptable to the Bank and BCH from time to time, (ii) provide copies of such policies, endorsements or other evidence of insurance acceptable to the Bank and BCH and (iii) such insurance policies shall include notice to the Bank or BCH in the event the coverages approved by the Bank and BCH are changed in any material respect or cancelled. Notwithstanding the foregoing, the Bank or BCH may, in its discretion, elect to (i) require that the policies name the Bank and BCH as additional insureds, subject to the requirement that the Executive’s allowance described above shall be increased in an amount equal to the additional premium expense, if any, resulting from the Bank and BCH being named as additional insureds or (ii) provide and pay for such insurance policies in lieu of the Executive maintaining such policies.

(c)          Insurance. The Bank or BCH shall provide during the term of Executive’s employment under this Agreement at no cost to the Executive group life, health (including medical, dental, vision and hospitalization), accident and disability insurance coverage for the Executive and his dependents through a policy or policies provided by the insurer(s) selected by the Bank or BCH in its sole discretion.

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(d)          Supplemental Compensation. The Bank and the Executive acknowledge that they have entered into a Supplemental Executive Retirement Plan dated August 1, 2004, which provides supplemental compensation benefits to the Executive payable upon retirement or as otherwise set forth in such Plan. Notwithstanding any provision of such Plan, no right of continued employment or any modification of the “at will” nature of the Executive’s employment with BCH and/or the Bank shall be conferred upon the Executive thereunder or result therefrom.

(e)          Financial Planning.  The Bank or BCH will reimburse the Executive, upon presentation and approval of receipts, invoices or other appropriate evidence of expense in accordance with the policies of the Bank or BCH, for the cost of (i) consultation with financial planning and/or estate planning advisors, (ii) premiums incurred by the Executive for personal life and health insurance coverages supplemental to any group insurance coverages provided by the Bank or BCH, for the Executive individually and, as applicable, the Executive’s dependents, (iii) consultation with financial advisors related to personal investments, (iv) investment advisory and management fees, and (v) tax planning and accounting fees (the “Permissible Purposes”). The amount of reimbursement allowance shall be limited to (i) up to fifteen thousand dollars ($15,000) of the expense incurred by the Executive for the first year that the Executive incurs expense for any of the Permissible Purposes and (ii) up to an additional five thousand dollars ($5,000) of expense for any of the Permissible Purposes in each subsequent year during the term of Executive’s employment under this Agreement.

Notwithstanding the foregoing, any portion of such reimbursement allowance which is not fully spent during a particular year shall lapse and will not carryover from one year to another year or otherwise be available or increase the reimbursement allowance in any year during the term of Executive’s employment under this Agreement.

(f)          Technology Devices and Internet Service. The Bank or BCH will provide at its expense the following technology devices to be used by the Executive for Bank business purposes: (i) a smartphone and related internet service for business applications and (ii) a computer and printer and related DSL internet service maintained at the Executive’s primary residence. The technology devices will (i) comply with the Bank’s and BCH’s information technology policies and (ii) be owned by the Bank at all times during the term of Executive’s employment under this Agreement. The Bank or BCH will reimburse the Executive for the expense of such smartphone internet and DSL internet services, upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank or BCH.

(g)          Reimbursement of Legal Expense. The Bank or BCH will reimburse the Executive, upon presentation and approval of receipts, invoices or other appropriate evidence of expense in accordance with the policies of the Bank or BCH, for up to five thousand dollars ($5,000) of the expense incurred by the Executive for consultation with an attorney in connection with the negotiation and execution of this Agreement.

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(h)          Deferred Compensation Plan. The Executive will be entitled to participate in any non-qualified deferred compensation plan that the Board of Directors of the Bank or BCH determines in its sole discretion to establish for the deferral of compensation earned by the Executive pursuant to this Agreement.

(i)          Education. The Bank or BCH will reimburse the Executive, upon presentation and approval of receipts, invoices or other appropriate evidence of expense in accordance with the policies of the Bank or BCH, for expenses incurred for education in compliance with education policies established by the Bank or BCH; provided, that the Executive may incur up to ten thousand dollars ($10,000) per year in additional education expense beyond the limits set forth in such education policies.

14.         Annual Physical Examination. The Bank or BCH shall pay or reimburse the Executive for up to five hundred dollars ($500) of the cost, if any, in excess of applicable insurance coverage specified in paragraph 13(c) of this Agreement for an annual physical examination conducted by a California licensed physician selected by the Executive, the results of which examination shall not be required to be disclosed to BCH or the Bank. Any such reimbursement shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank or BCH.

15.         Business Expenses; Memberships. The Executive shall be reimbursed for all ordinary and necessary expenses incurred by the Executive in connection with his employment. The Executive shall also be reimbursed for reasonable expenses incurred in activities associated with promoting the business of the Bank and BCH, including expenses for entertainment, travel, conventions, educational programs, dues and expenses for membership in a fitness club and The Silicon Valley Capital Club, or similar items. The Executive may also obtain a golf club membership at such time during the term of Executive’s employment under this Agreement as the Board of Directors of BCH or the Bank may, in the exercise of its sole discretion, deem appropriate. All such expenses described above will be subject to compliance with applicable policies of the Bank or BCH and any memberships will be further subject to the prior approval of the Board of Directors of the Bank or BCH in its sole discretion. All such reimbursements shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank or BCH.

16.         Termination of Agreement.

(a)          Automatic Termination. This Agreement shall terminate automatically without further act of the parties and immediately upon the occurrence of any one of the following events, subject to either party's right, without any obligation whatsoever, to waive an event reasonably susceptible of waiver, and the obligation of the Bank or BCH to pay the amounts which would otherwise be payable to the Executive under this Agreement through the end of the month in which the event occurs, except that only in the event of termination based upon subparagraphs (1), (4) or (11, to the extent of the Bank's or BCH’s breach) below shall the Executive be entitled to receive severance benefits based upon automatic termination pursuant to paragraph 16 (d) of this Agreement:

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(1)	The occurrence of circumstances that make it impossible or impractical for the Bank and BCH to conduct or continue its business.

(2)	The death of the Executive.

(3)	The loss by the Executive of legal capacity.

(4)	The loss by the Bank and BCH of legal capacity to contract.

(5)	The willful, intentional and material breach or the habitual and continued neglect by the Executive of his employment responsibilities and duties.

(6)	The continuous mental or physical incapacity of the Executive, subject to disability rights under this Agreement.

(7)	The Executive's willful and intentional violation of any state or federal banking or securities laws, or of the bylaws, rules, policies or resolutions of the Bank or BCH, or the rules or regulations of the BGFRS, FDIC, OCC, or other regulatory agency or governmental authority having jurisdiction over the Bank or BCH, which has a material adverse effect upon the Bank or BCH.

(8)	The written determination by a state or federal regulatory agency or governmental authority having jurisdiction over the Bank or BCH that the Executive is not suitable to act in the capacity for which he is employed by the Bank or BCH.

(9)	The Executive’s conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Executive’s willful and intentional commission of a fraudulent or dishonest act.

(10)	The Executive’s non-insurability for surety bond coverage as determined in the sole discretion of the Bank’s insurer at any time during the term of Executive’s employment under this Agreement.

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(11)	A material breach of the terms or provisions of this Agreement, which breach remains uncured after thirty (30) days from the date written notice of breach including the basis for the good faith determination of breach is given by the non-breaching party to another party.

(b)          Termination by Bank or BCH. The Bank or BCH may, at its election and in its sole discretion, terminate the Executive’s employment and this Agreement at any time and for any reason or for no reason, upon thirty (30) days prior written notice to the Executive, without prejudice to any other remedy to which the Bank or BCH may be entitled either at law, in equity or under this Agreement. Unless otherwise agreed in writing between the Executive, the Bank and BCH, at the time such notice is given the Executive shall immediately cease performing and discharging the duties and responsibilities of his positions and remove himself and his personal belongings from the Bank’s and BCH’s premises and the Executive agrees to concurrently resign as a director of both the Bank and BCH. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance benefits specified in paragraph 16 (d) below, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(c)          Termination by Executive. This Agreement and Executive’s employment may be terminated by the Executive as follows:

(i) the Executive may terminate his employment and this Agreement at any time and for any reason or no reason, upon thirty (30) days prior written notice to the Bank or BCH. Unless otherwise agreed in writing between the Executive, the Bank and BCH, at the time such notice is given the Executive shall immediately cease performing and discharging the duties and responsibilities of his positions and remove himself and his personal belongings from the Bank’s and BCH’s premises and the Executive agrees to concurrently resign as a director of both the Bank and BCH. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive's rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination; or

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(ii) the Executive may terminate his employment and this Agreement at any time upon thirty (30) days prior written notice to the Bank or BCH, based on the Executive’s good faith determination of the existence of “good reason” therefore, subject to the right of the Bank or BCH to cure the matter alleged as the basis for the Executive’s determination that “good reason” exists as described herein. In order to be considered a “good reason,” such notice must be given to the Bank or BCH within ninety (90) days of the occurrence of the event causing the “good reason” to exist. For purposes of this Agreement, “good reason” shall mean that without the Executive’s written consent there occurs (A) any material adverse change in the nature and scope of the Executive's position, authorities, responsibilities, duties, or a change of twenty (20) miles or more in the Executive's location of employment, or any material reduction in the Executive’s base salary, incentive compensation (including any material adverse change to the terms of the Incentive Plan after the date of this Agreement) or other benefits under this Agreement, or (B) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of the Executive's employment. The Executive shall specify in any such notice to the Bank or BCH the specific basis for his good faith determination that “good reason” exists and the Bank or BCH shall have thirty (30) days within which to cure any matter alleged by the Executive as the basis for such “good reason” determination by the Executive. If, in the reasonable good faith determination of the Executive, the matters alleged by the Executive as “good reason” are cured within such thirty (30) day period, then the Executive shall not be entitled to terminate his employment and this Agreement based thereon. Unless otherwise agreed in writing between the Executive, the Bank and BCH, upon termination, the Executive shall immediately cease performing and discharging the duties and responsibilities of his positions and remove himself and his personal belongings from the Bank’s and BCH’s premises and the Executive agrees to concurrently resign as a director of both the Bank and BCH.

(d)          Severance Benefits - Without a Change in Control. Subject to paragraphs 17 and 30 of this Agreement, in the event of automatic termination based upon paragraph 16 (a) (1), (4) or (11, to the extent of the Bank's or BCH’s breach), or termination by the Bank or BCH pursuant to paragraph 16 (b), or termination at the election of the Executive for “good reason” pursuant to paragraph 16 (c) (ii), then in each such case, the Executive shall receive severance benefits consisting of (i) a cash payment in an amount equal to two (2) times the Executive's (A) annual base salary during the year the termination occurs and (B) average bonus or incentive compensation amount paid to the Executive in the three (3) year period immediately preceding the termination, less applicable withholding deductions (in addition to base salary, incentive compensation, or other payments, if any, due the Executive), payable in lump sum promptly after sixty (60) days following such termination (but in no event later than March 15 following the end of the calendar year that includes such termination); (ii) acceleration of vesting of any stock options or equity awards granted to the Executive pursuant to the BCH Plans; and (iii) continuation of group insurance coverages specified in paragraph 13 (c) of this Agreement for the Executive and his dependents pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No. 1401 (“Cal-COBRA”), with one hundred percent (100%) of premiums for the insurance coverages payable by the Bank or BCH monthly to the Executive for a period of twenty-four (24) months from the date of termination. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the obligation of the Bank or BCH to pay the premium costs related to the COBRA or Cal-COBRA continuation of insurance coverages shall terminate at the earlier of the expiration of twenty-four (24) months from the date of termination or the date of commencement of comparable insurance coverages for the Executive by another employer. After such expiration date, the Executive shall have such rights to continue to participate under the Bank’s or BCH’s group health benefits plan at the Executive’s expense as may be available under COBRA or Cal COBRA. The Executive agrees to notify the Bank or BCH as soon as practicable, but not less than ten (10) business days in advance of the commencement of such comparable insurance coverages with another employer and to repay to the Bank or BCH any amounts paid by the Bank or BCH to or for the benefit of the Executive that overlap the coverages provided by the other employer.

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Notwithstanding the foregoing, in the event of a “change in control” as defined in paragraph 16 (e) below, the Executive shall not be entitled to the severance benefits pursuant to this paragraph 16 (d) and any rights of the Executive to severance benefits shall be limited to such rights as are specified in paragraph 16 (e) below.

The Executive acknowledges and agrees that severance benefits pursuant to this paragraph 16 (d) are in lieu of all damages, payments and liabilities on account of the early termination of Executive’s employment under this Agreement and the sole and exclusive remedy for the Executive for a termination specified in paragraph 16 (d).

(e)          Severance Benefits - Change in Control. The Executive shall be entitled to receive severance benefits in the event of a “change in control” as defined herein if, in connection with a change in control or within thirty (30) months following consummation of a change in control, (i) the Executive's employment is terminated by BCH, the Bank or a successor entity to BCH or the Bank, or by an organization that owns a controlling interest in either such successor entity, based upon automatic termination pursuant to paragraph 16 (a) (1), (4) or (11, to the extent of breach by the Bank, BCH, such a successor entity or organization), or paragraph 16 (b); or (ii) the Executive terminates employment based upon the occurrence, without the Executive’s written consent, of (A) any material adverse change in the nature and scope of the Executive's position, authorities, responsibilities, duties, or a change of twenty (20) miles or more in the Executive's location of employment, or any material reduction in the Executive’s base salary, incentive compensation (including any material adverse change to the terms of the Incentive Plan after the date of this Agreement) or other benefits under this Agreement, or (B) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of the Executive's employment. In order to receive severance benefits after termination pursuant to paragraph 16(e) (ii), the Executive must give written notice to BCH, the Bank or a successor entity to BCH or the Bank, or to an organization that owns a controlling interest in either such successor entity, of the Executive’s intention to terminate employment based upon and within ninety (90) days of the occurrence of an event specified in paragraph 16(e) (ii), and thereafter the recipient of such notice shall have a thirty (30) day right to cure period from the date of receipt of such notice within which to rescind or otherwise reverse the occurrence of an event specified in paragraph 16(e) (ii) before the Executive’s termination becomes effective. An event constituting a “material adverse change in the nature and scope of Executive’s position, authorities, responsibilities, duties” or “a demotion, significant diminution or constructive termination” shall be deemed to have occurred if following a “change in control,” the Executive is not the sole President and Chief Executive Officer of both the successor entity to the Bank and the successor entity to BCH, or any organization that owns a controlling interest in either such successor entity.

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Subject to paragraphs 17 and 30 of this Agreement, the severance benefits payable pursuant to this paragraph 16 (e) shall consist of (i) a cash payment in an amount equal to two and ninety-nine one hundredths (2.99) times the Executive's (A) annual base salary during the year the termination or other event triggering a right to severance benefits hereunder occurs and (B) average bonus or incentive compensation amount paid to the Executive in the three (3) year period immediately preceding the termination, less applicable withholding deductions (in addition to base salary, incentive compensation, or other payments, if any, due the Executive), payable in lump sum promptly after sixty (60) days following such termination (but in no event later than March 15 following the end of the calendar year that includes such termination); (ii) acceleration of vesting of any stock options or equity awards granted to the Executive pursuant to the BCH Plans; and (iii) continuation of group insurance coverages specified in paragraph 13 (c) of this Agreement for the Executive and his dependents pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No. 1401 (“Cal-COBRA”), with one hundred percent (100%) of premiums for the insurance coverages payable by the Bank or BCH monthly to the Executive for a period of thirty-six (36) months from the date of termination. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the obligation of the Bank or BCH to pay the premium costs related to the COBRA or Cal-COBRA continuation of insurance coverages shall terminate at the earlier of the expiration of thirty-six (36) months from the date of termination or the date of commencement of comparable insurance coverages for the Executive by another employer. After such expiration date, the Executive shall have such rights to continue to participate under the Bank’s or BCH’s group health benefits plan at the Executive’s expense as may be available under COBRA or Cal COBRA. The Executive agrees to notify the Bank or BCH as soon as practicable, but not less than ten (10) business days in advance of the commencement of such comparable insurance coverages with another employer and to repay to the Bank or BCH any amounts paid by the Bank or BCH to or for the benefit of the Executive that overlap the coverages provided by the other employer. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, if any part or all of the severance benefits is subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended, as determined by the Bank or BCH, with the advice of its independent accounting firm or other tax advisors, then the severance payment shall be subject to modification as set forth hereafter in paragraph 17 of this Agreement.

The Executive acknowledges and agrees that severance benefits pursuant to this paragraph 16 (e) are in lieu of all damages, payments and liabilities on account of the events described above for which such severance benefits may be due the Executive under paragraph 16 (e) of this Agreement. This paragraph 16 (e) shall be binding upon and inure to the benefit of the Bank and BCH and their respective successors and assigns, and the Executive and the Executive’s heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, and any other legal or personal representatives.

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Notwithstanding the foregoing, the Executive shall not be entitled to receive severance benefits pursuant to this paragraph 16 (e) in the event of an occurrence described in paragraph 16 (a), subparagraphs (5), (7), (8), (9), or (11, to the extent of an Executive breach), or in the event the Executive terminates employment in accordance with paragraph 16 (c) (i) and the termination is not a result of or based upon the occurrence of any event described in paragraph 16 (e) (ii) above.

A “change in control” for purposes of this Agreement and paragraph 16 (e), subject to the limitation of Section 409A of the Internal Revenue Code of 1986, as amended, set forth in paragraph 17 of this Agreement, shall mean the occurrence of any of the following events with respect to the Bank or BCH: (i) a change in control of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or BCH or any stock exchange on which BCH's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Bank or BCH in which the Bank or BCH does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank or BCH having an aggregate fair market value of fifty percent (50%) or more of the total value of the assets of the Bank or BCH, reflected in the most recent consolidated audited or interim unaudited balance sheet of BCH; (iv) a transaction whereby any “person” (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity is or becomes the beneficial owner, directly or indirectly, of securities of BCH or Bank representing twenty-five percent (25%) or more of the combined voting power of BCH’s or Bank’s then outstanding securities; (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank or BCH cease for any reason to constitute at least a majority thereof; or (vi) the shareholder(s) of the Bank or BCH approve the sale or transfer of substantially all of the Bank’s or BCH’s assets to parties that are not within a “controlled group of corporations” (as that term is defined in Section 1563 of the Internal Revenue Code of 1986, as amended) in which the Bank, or as applicable BCH, is a member.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (i) if the individuals who constitute the directors of the Bank and BCH at the time a definitive agreement for a proposed transaction described above (excepting therefrom the situation described in subparagraph (v) above) is executed will, according to the terms of the definitive agreement, constitute a majority of the members of the board of directors of the resulting entity(ies) or acquiring person(s) that control(s) or is(are) the successor(s) to the Bank and BCH immediately after the transaction, then before a transaction or event that would otherwise constitute a change in control shall be deemed to have occurred, such directors of the Bank and BCH may determine by majority vote that the specific transaction or event does not constitute a change in control; and (ii) there shall not be a change in control hereunder in the event that (A) an Employee Stock Ownership Plan is sponsored by BCH which is the party that acquires “control” or is the principal participant in the transaction constituting a “change in control,” as described above, or (B) a reorganization is initiated by the Board of Directors of the Bank or BCH in which the Bank is merged with and into another wholly-owned bank subsidiary of BCH to consolidate operations under the charter of such other bank subsidiary.

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(f)          Release of All Claims. Notwithstanding any other provision of this Agreement to the contrary, BCH, the Bank and the Executive agree it shall be an express condition to the Executive’s receipt of any severance benefits under this Agreement, that the Executive execute a full and complete release, substantially in the form and content attached hereto as Exhibit A, of any and all claims against BCH and the Bank and their respective affiliates, directors, officers, employees, agents, attorneys, insurers, and successors in interest, arising from or in any way related to the Executive’s employment or termination of the Executive’s employment pursuant to this Agreement and the Executive shall not revoke such release of claims.

17.         Section 409A Limitation.

(a)          General. It is the intention of BCH, the Bank and the Executive that this Agreement shall be interpreted and administered consistent with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and that the severance benefits payable to the Executive under this Agreement either be exempt from, or otherwise comply with, Section 409A. Notwithstanding any other term, provision, or other matter set forth elsewhere in this Agreement, to the extent that any provision of this Agreement may be determined by BCH or the Bank, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, such provisions shall be interpreted in the manner required to comply with Section 409A.

BCH, the Bank and the Executive further acknowledge and agree that if, in the judgment of BCH or the Bank, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to clarify any of the terms of this Agreement, or to comply with Section 409A, BCH, the Bank and the Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies (with the most limited possible economic effect on BCH, the Bank and the Executive) with Section 409A.

(b)          Payments to Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a “Specified Employee” (as defined below), any distributions hereunder which would otherwise be made to the Executive pursuant to the terms of this Agreement shall not be made during the first six (6) months following termination of employment that constitutes a separation from service pursuant to Section 409A unless the Executive dies prior to the end of such six (6) month period. Any distribution which would otherwise be paid to the Executive during such six (6) month period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh (7th) month following such a separation from service. All subsequent distributions shall be paid in the manner otherwise specified in this Agreement.

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The term “Specified Employee” shall mean an employee who at the time of separation from service is a “Key Employee” of BCH or the Bank or a successor entity of either, if any stock of BCH, the Bank or a successor entity of either is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a Key Employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) of the Internal Revenue Code of 1986, as amended (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) thereof) at any time during the twelve (12) month period ending on December 31 (the "Identification Period"). If the employee is a Key Employee during an Identification Period, the employee is treated as a Key Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the Identification Period.

18.         Section 280G Tax Effects. If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Bank or BCH, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to any excise tax, similar tax or assessment, or penalty, imposed by Section 4999 of the Code, then such amounts payable under this Agreement shall be reduced to the extent necessary so as to cause a reduction to “zero” of any such excise tax, similar tax or assessment, or penalty pursuant to Section 280G and Section 4999 of the Code. The determination of the amount of any such taxes, assessments or penalties shall be made by the independent accounting firm employed by BCH and the Bank immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to BCH and/or the Bank (and their respective successor in interest), and the Executive in the exercise of their respective reasonable good faith judgment.

19.         Notices. Any notices to be given hereunder shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Executive at the address listed in the Executive’s personnel file and to the Bank or BCH at its principal business office located at 55 Almaden Blvd., San Jose, California. A party may change the address for receipt of notices by written notice in accordance with this paragraph 19. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

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20.         Arbitration. All claims, disputes and other matters in question arising out of or relating to the Executive’s employment and/or this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by BCH and/or the Bank, in their respective sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be in writing and final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof to the extent permitted by applicable law. The obligations and rights of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be applied, construed and interpreted consistently with, the provisions of the Federal Arbitration Act, 9 U.S.C. section 1, et seq. The Executive agrees to conduct arbitration as an individual solely upon and related to the Executive’s own claims and waives any right to pursue such claims as a class action. Any arbitration hereunder shall be conducted in San Jose, California, unless otherwise agreed to by the parties.

21.         Attorneys' Fees and Costs. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding. Every obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and expert witnesses incurred by the indemnified party in connection with matters subject to indemnification.

22.         Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and BCH and contains all of the covenants and agreements between the parties with respect to the employment of the Executive by the Bank and BCH; provided, that, this Agreement does not supersede or replace the rights and benefits under (i) the Indemnification Agreement specified in paragraph 5 of this Agreement, (ii) the Supplemental Executive Retirement Plan specified in paragraph 13(d) of this Agreement or (iii) any stock option or equity award agreement between BCH and the Executive as specified in paragraph 12 of this Agreement. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

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23.         Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by a party or its authorized representative.

24.         Waiver. The failure of a party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by another party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

25.         Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

26.         Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

27.         Governing Law and Venue. The laws of the State of California, other than those laws denominated choice of law rules, and the rules and regulations of the regulatory authorities having jurisdiction over BCH and the Bank including, but not limited to, the BGFRS, FDIC and OCC, shall govern the validity, construction and effect of this Agreement, except for paragraph 20 regarding arbitration, which shall be governed by the Federal Arbitration Act (9 U.S.C. § 1, et seq.). Any action which in any way involves the rights, duties and obligations of the parties hereunder and is not resolved by binding arbitration shall be brought in the courts of the State of California or federal court and venue for any action or proceeding shall be in the California Superior Court for Santa Clara County or in the United States District Court for the Northern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

28.         Payments Due Deceased Executive. If the Executive dies prior to the expiration of the term of the Executive’s employment, any payments that may be due the Executive from the Bank or BCH under this Agreement as of the date of death shall be paid to the Executive's heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, or any other legal or personal representatives.

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29.         Assignment/Binding Effect. Except as specifically set forth in this Agreement, the Executive may not assign, delegate or otherwise transfer any of the Executive’s rights, benefits, duties or obligations under this Agreement without the prior written consent of the Bank and BCH. This Agreement shall inure to the benefit of and be binding upon the Bank and BCH and their respective successors and assigns, and the Executive and the Executive’s heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, and any other legal or personal representatives.

30.         Regulatory Limitations. The Executive, BCH and the Bank acknowledge and agree that notwithstanding any other provision of this Agreement to the contrary, the rights, benefits, duties, or obligations of the parties hereunder are conditioned upon and subject to the rules and regulations promulgated by regulatory authorities having jurisdiction over BCH and/or the Bank including, without limitation, the BGFRS or its Federal Reserve Bank of San Francisco, the FDIC, or the OCC, including, but not limited to, the regulations set forth at 12 C.F.R. Part 30, Appendix A promulgated pursuant to Section 39 of the Federal Deposit Insurance Act and at 12 C.F.R. Part 359, or such other rules and regulations, and any amendments thereto or similar successor statutes.

31.         Effect of Termination on Certain Provisions. Upon the termination of this Agreement, the obligations of the Bank, BCH and the Executive hereunder shall cease except to the extent of the Bank’s or BCH’s obligation to make payments, if any, to or for the benefit of the Executive following termination, and provided that paragraphs 4, 5, 6, 7, 16(f),17, 18, 19, 20, 21, 22, 24, 25, 26, 27, 28, 29, 30 and 31 shall remain in full force and effect.

32.         Advice of Counsel and Advisors. The Executive acknowledges and agrees that he has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, he has had the advice of counsel and/or such other advisors as he deemed appropriate in connection with his review and analysis of such terms and provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in the City of San Jose, County of Santa Clara, State of California.

BRIDGE CAPITAL HOLDINGS		EXECUTIVE

By:
	Allan C. Kramer, M.D.	Daniel P. Myers
Chairman of the Board

By:
Robert P. Latta
Director and Chairman of the
Compensation Committee

BRIDGE BANK, NATIONAL ASSOCIATION

By:
Allan C. Kramer, M.D.
Chairman of the Board

By:
Robert P. Latta
Director and Chairman of the
Compensation Committee

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EXHIBIT A

GENERAL RELEASE AGREEMENT

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GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (the “Release Agreement”) is entered into by and among Daniel P. Myers (the “Executive”), Bridge Capital Holdings, a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BCH”), and Bridge Bank, National Association, a national banking association (“Bank”), for the purposes set forth hereinafter.

In consideration for the payment of severance benefits to the Executive pursuant to Paragraph 16 of that certain Employment Agreement between the parties dated _________, 20__, (the “Employment Agreement”), which payments the Executive is not otherwise entitled to receive and the sufficiency of which the Executive acknowledges, the Executive has agreed to waive any and all claims or grievances which the Executive has or may have against BCH, the Bank and all of their respective past, present and future affiliates, subsidiaries, predecessors, and successor corporations, and their respective subsidiaries and affiliates, and their respective past or present shareholders, directors, officers, employees, trustees, agents, and representatives, in their individual or representative capacities, and all benefits plans of such companies, including current and former trustees and administrators of such plans (all of the foregoing individually and collectively referred to hereinafter as the “Released Parties”), in accordance with the terms of this Release Agreement. Nothing contained in this Release Agreement shall be or be interpreted as an admission of liability by any of the Released Parties.

In furtherance of the foregoing, the Executive agrees, for the Executive and for all persons acting on the Executive's behalf (such as, but not limited to, the Executive's family, heirs, executors, administrators, personal representatives, agents and/or legal representatives), to forever and fully release and discharge the Released Parties from any and all claims, actions, causes of action, contracts, grievances, demands, and/or other liability of any nature whatsoever against any or all of the Released Parties, that the Executive ever had by reason of or arising out of any matter, cause and/or event occurring on or prior to the date of the expiration of the revocation period described below including, but not limited to, the following matters (which are individually and collectively referred to hereinafter as the “Released Claims”):

(i)          any and all claims of any nature which are in any way related to the Executive's employment pursuant to the Employment Agreement, the termination of such employment, promissory estoppel, any and all claims for forced resignation, constructive discharge, libel, slander, deprivation of due process, wrongful discharge, discrimination, harassment of any nature, breach of contract, breach of implied contract, the infliction of emotional distress, detrimental reliance, invasion of privacy, negligence, malicious prosecution, false imprisonment, fraud, assault and battery, interference with contractual or other relationships, retaliatory discharge or treatment and/or termination in violation of public policy;

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(ii)         any and all claims under any federal, state and/or local discrimination law, regulation, executive order, rule and/or ordinance;

(iii)        any and all claims which could have been alleged in any litigation between the Executive and any of the Released Parties;

(iv)        any right, claim or demand, which may have arisen on or prior to the date of signing of this Release Agreement, which the Executive may have pursuant to the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the WARN Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family Medical Leave Act, the Occupational Safety and Health Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Credit Reporting Act, Title VII of the Civil Rights Act of 1964, the Whistleblowers' Protection Act, the California Labor Code, the California Fair Employment and Housing Act, the California Labor Management Relations and Employment Practices Laws, the California Wages, Hours and Payment of Wages Laws, the California Equal Pay Laws, the California Handicapped Laws, the California Family Rights Act, the California Sexual Orientation Bias Laws, the California Aids Laws, and/or any other federal, state and/or local law, executive order, rule, ordinance or regulation, all as they have been or may be amended; and

(v)         any and all claims arising or accruing through the date of the signing of this Release Agreement, of whatever nature, kind or character, whether known or unknown, past or present, and in furtherance thereof, the Executive expressly waives all rights under Section 1542 of the California Civil Code which reads as follows:

Section 1542. “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

It is expressly understood and agreed by the Executive that this Release Agreement is in full accord, satisfaction and discharge of any and all doubtful and disputed claims by the Executive against the Released Parties, and that this Release Agreement is intended to include in its effect and to extinguish all claims, whether or not known to the Executive.

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Notwithstanding the foregoing or any contrary provision of this Release Agreement, the Executive, BCH and the Bank agree that the Released Claims shall exclude the Executive’s (i) rights to indemnification under BCH’s or the Bank’s articles of incorporation, bylaws, and/or the indemnification agreement dated March 20, 2003 described in Paragraph 5 of the Employment Agreement; (ii) vested benefits under plans or programs maintained by BCH or the Bank in which the Executive participated prior to the Executive’s termination of employment including, but not limited to, any plan governed by the Employee Retirement Income Security Act, the stock option and equity award plans described in Paragraph 12 of the Employment Agreement and the Supplemental Executive Retirement Plan dated August 1, 2004 described in Paragraph 13 (d) of the Employment Agreement; (iii) rights under applicable federal law to file a charge, testify, assist or cooperate with the Equal Employment Opportunity Commission; (iv) right to file an action to challenge compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act; (v) claims for unemployment compensation benefits, workers compensation benefits, and health insurance benefits under The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or under applicable California law pursuant to Cal-COBRA; and (vi) claims which cannot be released as a matter of federal or state law.

The parties further understand and agree as follows:

1.          The Executive is not entitled to receive any other compensation, benefit or other payment under the Employment Agreement or this Release Agreement, other than ___________________ to the date of termination of employment and any vested benefits under the BCH and/or Bank _______________ in which the Executive participated. The Executive agrees that the Executive is not entitled to any other benefits under any other program or plan of BCH, the Bank or their respective affiliates or subsidiaries.

2.          The Executive has or will promptly return all property of BCH, the Bank, and their respective affiliates and subsidiaries, to them including, but not limited to, property described in Paragraph 7 of the Employment Agreement, club membership interests, customer information, computers and other electronic and technology devices, keys to offices, identification cards and corporate credit cards, prior to receipt of any payments pursuant to this Release Agreement.

3.          Any and all relationships of any nature between the parties to this Release Agreement shall terminate, effective __________, 20__ (the “Termination Date”), and that, as of the Termination Date, the Executive has no right or authority to act on behalf of BCH, the Bank, or their respective affiliates and subsidiaries.

4.          To the maximum extent permitted by law, the Executive agrees never to file a lawsuit, grievance, or any other type of action asserting any Released Claims under this Release Agreement.

5.          This Release Agreement will forever and for all time bar any action and/or Released Claims of the Executive that occurred on or prior to the date of the expiration of the revocation period described below.

6.          The Executive shall comply with the nonsolicitation and nondisclosure provisions set forth in Paragraph 4, subparagraphs (b) and (c), and Paragraph 6 of the Employment Agreement.

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7.          The Executive, BCH and the Bank agree that no party or its representatives will make, directly or indirectly, or knowlingly encourage any other person or entity to make, any disparaging, derogatory, or defamatory statement(s) regarding the other or any of the Released Parties to third parties including, but not limited to, customers and prospective customers of BCH, the Bank, and/or their respective affiliates and subsidiaries, whether communicated in oral, written, electronic or other form including, but not limited to, through the use of public or social media, the internet, electronic devices, any news or press media, or other form of publication. This restriction shall include, but not be limited to, statements regarding BCH’s and/or the Bank’s policies, procedures, or practices (including, but not limited to, business, lending, or credit policies, procedures or practices). Notwithstanding the foregoing, the parties may provide truthful information in response to a legal subpoena or other legal process.

8.          In the event of any dispute between any of the Released Parties and the Executive relating to this Release Agreement and/or the provisions contained herein, or any breach of the provisions of this Release Agreement, the parties agree such dispute shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association ("AAA"), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be in writing and final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof to the extent permitted by applicable law. The obligations and rights of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be applied, construed and interpreted consistently with, the provisions of the Federal Arbitration Act, 9 U.S.C. section 1, et seq. The Executive agrees to conduct arbitration as an individual solely upon and related to the Executive’s own claims and waives any right to pursue such claims as a class action. Any arbitration hereunder shall be conducted in San Jose, California, unless otherwise agreed to by the parties. The parties understand that by agreeing to arbitrate their disputes, they are giving up their right to have their disputes heard in a court of law and, if applicable, by a jury.

9.          If any provision in this Release Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

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10.         The laws of the State of California, other than those laws denominated choice of law rules, and the rules and regulations of the regulatory authorities having jurisdiction over BCH and the Bank including, but not limited to, the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency, shall govern the validity, construction and effect of this Release Agreement, except for Paragraph 8 above regarding arbitration, which shall be governed by the Federal Arbitration Act (9 U.S.C. § 1, et seq.). Any action which in any way involves the rights, duties and obligations of the parties hereunder and is not resolved by binding arbitration shall be brought in the courts of the State of California or federal court and venue for any action or proceeding shall be in the California Superior Court for Santa Clara County or in the United States District Court for the Northern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

THE EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AGREEMENT AND THE EXECUTIVE IS PROVIDED WITH A PERIOD OF FORTY-FIVE (45) DAYS IN WHICH TO CONSIDER THIS RELEASE AGREEMENT. THE FORTY-FIVE (45) DAY CONSIDERATION PERIOD EXPIRES ON ________________, 20__.

FOR AN ADDITIONAL PERIOD OF SEVEN (7) DAYS FOLLOWING THE SIGNING OF THIS RELEASE AGREEMENT, THE EXECUTIVE MAY REVOKE THIS RELEASE AGREEMENT BY DELIVERY OF A WRITTEN NOTICE OF REVOCATION TO ______________________________________________________, ON OR BEFORE, 5:00 P.M. PACIFIC TIME OF THE SEVENTH DAY, OR BY MAILING (CERTIFIED MAIL SUGGESTED) A WRITTEN NOTICE OF REVOCATION TO _________________, WHICH MUST BE POSTMARKED NO LATER THAN THAT DATE. THIS RELEASE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL SUCH SEVEN (7) DAY PERIOD HAS EXPIRED. IF THE EXECUTIVE FAILS TO SIGN THIS RELEASE AGREEMENT WHEN SCHEDULED, OR IF THE EXECUTIVE REVOKES THIS RELEASE AGREEMENT, IT SHALL NOT BE EFFECTIVE AND ENFORCEABLE AND THE EXECUTIVE WILL NOT RECEIVE ANY PAYMENTS OR BENEFITS DESCRIBED IN THIS RELEASE AGREEMENT, AND MUST RETURN ALL CONSIDERATIONS WHICH MAY HAVE BEEN PAID UNDER THIS RELEASE AGREEMENT WHICH WERE CONDITIONED UPON THE EXECUTION AND EFFECTIVENESS OF THIS RELEASE AGREEMENT.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS HAD THE FORTY-FIVE (45) DAY TIME PERIOD REFERENCED ABOVE TO REVIEW THIS RELEASE AGREEMENT AND HAS CAREFULLY READ AND UNDERSTANDS ITS CONTENTS. THE EXECUTIVE HAS HAD AN OPPORTUNITY DURING THAT FORTY-FIVE (45) DAY PERIOD TO CONSULT WITH AN ATTORNEY REGARDING ITS TERMS. THE EXECUTIVE ACKNOWLEDGES VOLUNTARILY SIGNING THIS RELEASE AGREEMENT WITH THE FULL KNOWLEDGE OF ITS TERMS.

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IN WITNESS WHEREOF, the parties have executed this Release Agreement on ____________, 20__, in the City of San Jose, County of Santa Clara, State of California.

BRIDGE CAPITAL HOLDINGS		EXECUTIVE

By:
	Allan C. Kramer, M.D.	Daniel P. Myers
Chairman of the Board

By:		APPROVED AS TO FORM
	Robert P. Latta	AND CONTENT BY COUNSEL
	Director and Chairman of the	TO EXECUTIVE
Compensation Committee

Keith T. Holmes, Esq.

BRIDGE BANK, NATIONAL ASSOCIATION

By:
Allan C. Kramer, M.D.
Chairman of the Board

By:
Robert P. Latta
Director and Chairman of the
Compensation Committee

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ACKNOWLEDGMENT OF REFUSAL OF FORTY-FIVE (45) DAY
REVIEW AND CONSIDERATION PERIOD

I, Daniel P. Myers, understand that the attached General Release Agreement specifically provides me with a forty-five (45) day time period within which to consider the Release Agreement. However, I knowingly and voluntarily choose to make my decision and to sign the Release Agreement in less than forty-five (45) days.

My decision to sign the Release Agreement in less than forty-five (45) days is completely voluntary and was made after consulting with my attorney or having ample opportunity to consult with an attorney of my choice. I have not relied upon any oral statement or promises made by Bridge Capital Holdings, Bridge Bank or their representatives in making this decision.

BRIDGE CAPITAL HOLDINGS, BRIDGE BANK AND THEIR REPRESENTATIVES URGE YOU TO TAKE THE FULL FORTY-FIVE (45) DAYS TO REVIEW THIS AGREEMENT AND THAT YOU DO SO WITH AN ATTORNEY

Date: ___________, 20__
Daniel P. Myers

APPROVED AS TO FORM
AND CONTENT BY COUNSEL
TO EXECUTIVE

Keith T. Holmes, Esq.

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